Exhibit 4.2

MARTIN MARIETTA MATERIALS, INC.,

as Issuer

and

Regions Bank, as Trustee

THIRD SUPPLEMENTAL INDENTURE

Dated as of March 16, 2020

to

INDENTURE

Dated as of May 22, 2017

2.500% Senior Notes due 2030

TABLE OF CONTENTS

ARTICLE VI Miscellaneous
Section 6.1	Ratification of Indenture	12
Section 6.2	Effect of Supplemental Indenture	13
Section 6.3	Trustee Not Responsible for Recitals	13
Section 6.4	Governing Law	13
Section 6.5	Separability	13
Section 6.6	Counterparts	13

EXHIBIT A – Form of Notes		A‑1

THIRD SUPPLEMENTAL INDENTURE, dated as of March 16, 2020 (this “Supplemental Indenture”), between Martin Marietta Materials, Inc., a corporation duly organized and existing under the laws of the State of North Carolina, having its principal office at 2710 Wycliff Road, Raleigh, North Carolina 27607‑3033 (the “Corporation”), and Regions Bank, as trustee (the “Trustee”).

WHEREAS, the Corporation executed and delivered the indenture, dated as of May 22, 2017, to the Trustee (the “Indenture”), to provide for the issuance of the Corporation’s debt securities (the “Securities”), to be issued in one or more Series;

WHEREAS, pursuant to the terms of the Indenture, the Corporation desires to provide for the establishment of a new Series of its notes under the Indenture to be known as its “2.500% Senior Notes due 2030”, the form and substance and the terms, provisions and conditions thereof to be set forth as provided in the Indenture and this Supplemental Indenture;

WHEREAS, the Board of Directors of the Corporation, pursuant to (i) resolutions of the Board of Directors of the Corporation duly adopted on May 8, 2017 and February 20, 2020, (ii) resolutions of the Finance Committee of the Board of Directors of the Corporation duly adopted on May 5, 2017 and February 20, 2020, (iii) the written consent of the Chairman of the Finance Committee of the Corporation on March 4, 2020 and (iv) resolutions of the authorized officers of the Corporation duly adopted on March 5, 2020, has duly authorized the issuance of the Notes, and has duly authorized the proper officers of the Corporation to execute any and all appropriate documents necessary or appropriate to effect each such issuance;

WHEREAS, this Supplemental Indenture is being entered into pursuant to the provisions of Section 2.3 and Section 9.1(6) of the Indenture;

WHEREAS, the Corporation has requested that the Trustee execute and deliver this Supplemental Indenture; and

WHEREAS, all things necessary to make this Supplemental Indenture a valid agreement of the Corporation, in accordance with its terms, and to make the Notes, when executed by the Corporation and authenticated and delivered by the Trustee, the valid obligations of the Corporation, have been performed, and the execution and delivery of this Supplemental Indenture has been duly authorized in all respects.

NOW THEREFORE, in consideration of the premises and the purchase and acceptance of the Notes by the Holders thereof, and for the purpose of setting forth, as provided in the Indenture, the forms and terms of the Notes and to make other modifications to the Indenture pertaining to the Notes, the Corporation and the Trustee hereby enter into this Supplemental Indenture, which modifies the Indenture with respect to (and only with respect to) the Notes, as follows:

ARTICLE I

Definitions

SECTION 1.1          Definition of Terms.  Unless the context otherwise requires:

(a)          each term defined in the Indenture has the same meaning when used in this Supplemental Indenture;

(b)          the singular includes the plural and vice versa; and

(c)          headings are for convenience of reference only and do not affect interpretation.

SECTION 1.2          Additional Definitions.  Solely for the purposes of this Supplemental Indenture in connection with the Notes, the following terms shall have the following meanings:

“Attributable Debt” for a lease means the carrying value of the capitalized rental obligation determined under U.S. generally accepted accounting principles, whether or not such obligation is required to be shown on the balance sheet as a long‑term liability.  The carrying value may be reduced by the capitalized value of the rental obligations, calculated on the same basis, that any sublessee has for all or part of the same property.  A lease obligation shall be counted only once even if the Corporation and one or more of its Subsidiaries may be responsible for the obligation.

“Below Investment Grade Rating Event” means the rating on the Notes is lowered by at least two of the three Rating Agencies and the Notes are rated below an Investment Grade Rating by at least two of the three Rating Agencies on any day during the period (which period shall be extended so long as the rating of the Notes is under publicly announced consideration for a possible downgrade by any of the Rating Agencies) commencing 60 days prior to the first public notice of the earlier of the Corporation’s intention to effect a Change of Control and the occurrence of a Change of Control and ending 60 days following consummation of such Change of Control.

“Business Day” means each day which is not a Legal Holiday.

“Capital Expenditures” means, for any period, any expenditures of the Corporation or its Subsidiaries during such period that, in conformity with U.S. generally accepted accounting principles consistently applied, are required to be included in fixed asset accounts as reflected in the consolidated balance sheet of the Corporation and its Subsidiaries.

“Change of Control” means:

(1)          the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any Person or group (as used in Section 13(d)(3) of the Exchange Act) becomes the beneficial owner, directly or indirectly, of more than 50% of the Corporation’s Voting Stock, measured by voting power rather than number of shares;

(2)          any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Corporation and its Subsidiaries, taken as a whole, to any Person or group of related Persons for the purpose of Section 13(d)(3) of the Exchange Act, together with any affiliates thereof, other than any such sale, lease, exchange or other transfer to one or more of the Corporation’s Subsidiaries (whether or not otherwise in compliance with the provisions of this Indenture); or

(3)          the adoption of a plan relating to the liquidation, dissolution or winding up of the Corporation.

Notwithstanding the foregoing, a transaction effected to create a holding company for the Corporation shall not be deemed to involve a Change of Control if (a) pursuant to such transaction the Corporation becomes a wholly owned subsidiary of such holding company and (b) the holders of the outstanding Voting Stock of such holding company immediately following such transaction are the same as the holders of the Corporation’s outstanding Voting Stock immediately prior to such transaction.

“Change of Control Repurchase Event” means the occurrence of both a Change of Control and a Below Investment Grade Rating Event.

“Comparable Treasury Issue” means the United States Treasury security selected by the Quotation Agent as having a maturity comparable to the Assumed Remaining Life that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the Assumed Remaining Life.

“Comparable Treasury Price” means, with respect to any Optional Redemption Date, the average of two Reference Treasury Dealer Quotations for such Optional Redemption Date.

“Consolidated Net Tangible Assets” means, as of any date of determination, total assets less:

(1)          total current liabilities (excluding any Debt which, at the option of the borrower, is renewable or extendible to a term exceeding 12 months and which is included in current liabilities and further excluding any deferred income taxes which are included in current liabilities), and

(2)          goodwill, patents and trademarks,

all as stated on the Corporation’s most recent publicly available consolidated balance sheet preceding such date of determination.

“Fitch” means Fitch Inc. and its successors.

“Initial Notes” means $500.0 million aggregate principal amount of the Corporation’s 2.500% Senior Notes due 2030 issued under this Supplemental Indenture and the Indenture on the date hereof substantially in the form set forth in Exhibit A hereto.

“Interest Payment Date” means a date on which interest is payable in respect of the Notes.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent under any successor rating categories) by Moody’s, BBB‑ (or the equivalent under any successor rating categories) by S&P and BBB‑ (or the equivalent under any successor rating categories) by Fitch and the equivalent investment grade credit rating from any replacement rating agency or rating agencies selected by the Corporation.

“Long‑Term Debt” means Debt that by its terms matures on a date more than 12 months after the date it was created or Debt that the obligor may extend or renew without the obligee’s consent to a date more than 12 months after the Debt was created.

“Moody’s” means Moody’s Investors Service Inc. and its successors.

“Notes” means the Initial Notes issued and any additional 2.500% Senior Notes due 2030 issued, treated as a single Series.

“Par Call Date” means December 15, 2029, the date that is three months prior to the date that the Notes are scheduled to mature.

“Primary Treasury Dealer” means a primary U.S. Government securities dealer in The City of New York.

“Principal Property” means any mining and quarrying or manufacturing facility located in the United States and owned by the Corporation or by one or more Restricted Subsidiaries on the Issue Date of the Notes and which has, as of the date the Lien is incurred, a net book value (after deduction of depreciation and other similar charges) greater than 3% of Consolidated Net Tangible Assets, except:

(1)          any such facility or property which is financed by obligations of any State, political subdivision of any State or the District of Columbia under terms which permit the interest payable to the holders of the obligations to be excluded from gross income as a result of the plant, facility or property satisfying the conditions of Section 103(b)(4)(C), (D), (E), (F) or (H) or Section 103(b)(6) of the Internal Revenue Code of 1954 or Section 142(a) or Section 144(a) of the Internal Revenue Code of 1986, or of any successors to such provisions; or

(2)          any such facility or property which, in the opinion of the Board of Directors of the Corporation, is not of material importance to the total business conducted by the Corporation and its Subsidiaries taken as a whole.

Notwithstanding the foregoing, the chief executive officer or chief financial officer of the Corporation may at any time declare any mining and quarrying or manufacturing facility or other property to be a Principal Property by delivering a certificate to that effect to the Trustee.

“Quotation Agent” means, with respect to any Optional Redemption Date, the Reference Treasury Dealer appointed by the Corporation for such purpose.

“Rating Agency” means (1) each of Moody’s, S&P and Fitch and (2) if any of Moody’s, S&P or Fitch ceases to rate the Notes or fails to make a rating of the Notes publicly available for reasons outside the control of the Corporation, a “nationally recognized statistical rating organization” within the meaning of Section 3(a)(62) under the Exchange Act selected by the Corporation (as certified by a resolution of the Board of Directors of the Corporation) to act as a replacement agency for Moody’s, S&P or Fitch, or all of them, as the case may be.

“Reference Treasury Dealer” means (i) each of Deutsche Bank Securities Inc. or J.P. Morgan Securities LLC or their respective affiliates which are primary U.S. Government securities dealers and their respective successors; provided, however, that if any of the foregoing shall cease to be a Primary Treasury Dealer, the Corporation shall substitute therefor another Primary Treasury Dealer, and (ii) at the Corporation’s option, any other Primary Treasury Dealers selected by the Corporation.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any Optional Redemption Date, the average, as determined by the Corporation, of the bid and asked prices for the Comparable Treasury Issue (expressed as a percentage of its principal amount) quoted in writing to the Corporation by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third Business Day preceding such Optional Redemption Date.

“Restricted Property” means any Principal Property, any Debt of a Restricted Subsidiary owned by the Corporation or a Restricted Subsidiary on the Issue Date of the Notes or thereafter if secured by a Principal Property (including any property received upon a conversion or exchange of such debt), or any shares of stock of a Restricted Subsidiary owned by the Corporation or a Restricted Subsidiary (including any property or shares received upon a conversion, stock split or other distribution with respect to the ownership of such stock).

“Restricted Subsidiary” means a Subsidiary that has substantially all of its assets located in, or carries on substantially all of its business in, the United States and that owns a Principal Property.  Notwithstanding the preceding sentence, a Subsidiary shall not be a Restricted Subsidiary during such period of time as it has shares of capital stock registered under the Exchange Act or it files reports and other information with the Commission pursuant to Section 13 or 15(d) of the Exchange Act.

“Sale‑Leaseback Transaction” means an arrangement whereby the Corporation or a Restricted Subsidiary sells or transfers a Principal Property and contemporaneously leases it back for a lease greater than three years.

“Stated Maturity Date”, when used with respect to any Note, means the date specified in such Note as the fixed date on which the principal amount of such Note is due and payable.

“S&P” means S&P Global Ratings, a business unit of Standard & Poor’s Financial Services LLC, and its successors.

“Treasury Rate” means, with respect to any Optional Redemption Date, the rate per annum equal to the semiannual yield to maturity of the Comparable Treasury Issue, assuming a price for such comparable treasury issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such Optional Redemption Date.

SECTION 1.3          Other Definitions.

Term	Defined in Section

Assumed Remaining Life	Section 2.8(i)(2)
Change of Control Offer	Section 3.3
Change of Control Payment Date	Section 3.3(a)
Corporation	Preamble
existing Lien	Section 3.1(vi)
Indenture	Preamble
Interest Payment Date	Reverse of Note
Optional Redemption Date	Section 2.8(i)(2)
Securities	Preamble
Supplemental Indenture	Preamble
Trustee	Preamble

ARTICLE II

General Terms and Conditions of the Notes

SECTION 2.1          Designation and Principal Amount.  There is hereby authorized and established a Series of Securities under the Indenture, designated as the “2.500% Senior Notes due 2030”, which is not limited in aggregate principal amount.  The Notes shall constitute a separate Series of Securities under the Indenture.  The aggregate principal amount of the Notes to be issued shall be as set forth in any Corporation order for the authentication and delivery of the Notes, pursuant to Section 2.1 of the Indenture.

SECTION 2.2          Maturity.  The Stated Maturity Date of principal for the Notes will be March 15, 2030.

SECTION 2.3          Further Issues.  The Corporation may from time to time issue additional Notes with the same terms as the Initial Notes (other than issue date and, to the extent applicable, the date from which interest will begin to accrue and the first payment of interest) and such additional Notes will be consolidated, and constitute a single series of Securities under the Indenture, with the Initial Notes for all purposes without notice to, or the consent of, the Holders of the Notes; provided, however, that if any additional Notes so issued will not be fungible with the Initial Notes for federal income tax purposes, such additional Notes will have a separate CUSIP number and ISIN, as applicable, from the Initial Notes.

SECTION 2.4          Form and Payment.  Principal of, premium, if any, and interest on the Notes shall be payable in U.S. dollars.

SECTION 2.5          Global Securities.  Upon original issuance, the Notes will be represented by one or more Global Securities registered in the name of Cede & Co., the nominee of DTC.  The Corporation will deposit the Global Securities with DTC or its custodian and register the Global Securities in the name of Cede & Co.  The provisions of the third and fourth paragraphs of Section 2.7 of the Indenture shall apply to the Notes.

SECTION 2.6          Interest.  The Notes will bear interest (computed on the basis of a 360‑day year consisting of twelve 30‑day months) from, and including, March 16, 2020 at the rate of 2.500% per annum, payable semiannually in arrears; interest payable on each Interest Payment Date will include interest accrued from March 16, 2020, or from the most recent Interest Payment Date to which interest has been paid or duly provided for; the Interest Payment Dates on which such interest (except defaulted interest, which shall be paid in accordance with Section 2.13 of the Indenture) shall be payable are March 15 and September 15, commencing on September 15, 2020; and the regular record date for the interest payable on any Interest Payment Date is the close of business on the 15th calendar day immediately preceding such Interest Payment Date, whether or not such 15th calendar day is a Business Day.

SECTION 2.7          Authorized Denominations.  The Notes shall be issuable in denominations of $2,000 and integral multiples of $1,000 in excess thereof.

SECTION 2.8          Optional Redemption of the Notes.  The Corporation may redeem the Notes, at its option, at any time in whole or from time to time in part (equal to a principal amount of $2,000 or an integral multiple of $1,000 in excess thereof) for cash:

(i)          prior to the Par Call Date, at a price equal to the greater of:

(1)          100% of the principal amount of the Notes to be redeemed; and

(2)          as determined by the Quotation Agent, the sum of the present values of the principal amount of the Notes to be redeemed and the remaining scheduled payments of interest thereon after the date of optional redemption (an “Optional Redemption Date”) through the Par Call Date (assuming, for this purpose, that the Notes are scheduled to mature on the Par Call Date) (the “Assumed Remaining Life”) (excluding interest, if any, accrued thereon to such Optional Redemption Date), discounted to such Optional Redemption Date on a semiannual basis (assuming a 360‑day year consisting of twelve 30‑day months) at the Treasury Rate plus 30 basis points (or 0.300%); and

(ii)          on or after the Par Call Date and prior to the Stated Maturity Date of the Notes, at a price equal to 100% of the principal amount of the Notes to be redeemed, plus, in each case, unpaid interest, if any, accrued thereon to, but excluding, such Optional Redemption Date.

Notwithstanding the foregoing, the Corporation shall pay any interest installment due on an Interest Payment Date which occurs on or prior to an Optional Redemption Date to the Holders of the Notes as of the close of business on the regular record date immediately preceding such Interest Payment Date.

The Corporation may at any time, and from time to time, purchase Notes at any price or prices in the open market or otherwise.

SECTION 2.9          Appointment of Agents.  The Trustee will initially be the Registrar and Paying Agent for the Notes.

ARTICLE III

Additional Covenants

SECTION 3.1          Limitations on Liens.  Subject to the following two sentences, the Corporation shall not, and shall not permit any Restricted Subsidiary to, as security for any Debt, incur a Lien on any Restricted Property, unless the Corporation or such Restricted Subsidiary secures or causes to be secured any outstanding Notes equally and ratably with all Debt secured by such Lien (it being understood that such Lien may equally and ratably secure such Notes and any other obligations of the Corporation or its Subsidiaries that are not subordinated in right of payment to any outstanding Notes). The foregoing restrictions will not apply to, among other things, Liens:

(i)          existing on the Issue Date of the Notes or existing at the time an entity becomes a Restricted Subsidiary;

(ii)         existing at the time of the acquisition of the Restricted Property or incurred to finance all or some of the purchase price or cost of construction; provided that the Lien may not extend to any other Restricted Property (other than, in the case of construction, unimproved real property) owned by the Corporation or any of its Restricted Subsidiaries at the time the property is acquired or the Lien is incurred; and provided, further, that the Lien may not be incurred more than one year after the later of the acquisition, completion of construction or commencement of full operation of the property;

(iii)        securing Debt of the Corporation owed to a Restricted Subsidiary or securing Debt of a Restricted Subsidiary owed to the Corporation or another Restricted Subsidiary;

(iv)        existing at the time an entity merges into, consolidates with, or enters into a share exchange with the Corporation or a Restricted Subsidiary or a Person transfers or leases all or substantially all its assets to the Corporation or a Restricted Subsidiary;

(v)         in favor of a government or governmental entity that secures payment pursuant to a contract, subcontract, statute or regulation, secures Debt guaranteed by the government or governmental agency, secures Debt incurred to finance all or some of the purchase price or cost of construction of goods, products or facilities produced under contract or subcontract for the government or governmental entity, or secures Debt incurred to finance all or some of the purchase price or cost of construction of the property subject to the Lien; or

(vi)        extending, renewing or replacing in whole or in part a Lien (an “existing Lien”) permitted by any of clauses (i) through (v); provided that such Lien may not extend beyond the property subject to the existing Lien and the Debt secured by the Lien may not exceed the amount of Debt secured at the time by the existing Lien unless the existing Lien or a predecessor Lien equally and ratably secures the outstanding Notes and the Debt.

In addition and notwithstanding the foregoing restrictions, the Corporation and any of its Restricted Subsidiaries may, without securing the Notes, incur a Lien that otherwise would be subject to the foregoing restrictions; provided that after giving effect to such Lien the aggregate amount of all Debt secured by Liens that otherwise would be prohibited by this Section 3.1 (for the avoidance of doubt, excluding Debt secured by a Lien permitted by any of clauses (i) through (vi) above), plus all Attributable Debt in respect of Sale‑Leaseback Transactions that otherwise would be prohibited by Section 3.2 at the time such Lien is incurred would not exceed 15% of Consolidated Net Tangible Assets.

If, upon any consolidation, merger or transfer described in Section 5.1 of the Indenture, a Restricted Property would become subject to an attaching Lien that secures Debt, then, before the consolidation, merger or transfer occurs, the Corporation by supplemental indenture shall secure the Securities by a direct lien on such Restricted Property.  The direct Lien shall have priority over all Liens on such Restricted Property except those already encumbering such Restricted Property.  The direct Lien may equally and ratably secure the Securities and any other obligation of the Corporation or a Subsidiary.  Notwithstanding the foregoing, the Corporation need not comply with the above provisions of this paragraph if (i) upon the consolidation, merger or transfer, the attaching Lien will secure the Securities equally and ratably with or prior to Debt secured by the attaching Lien or (ii) pursuant to the other provisions of this Section 3.1, the Corporation or a Restricted Subsidiary would not be prohibited from creating a Lien on the Restricted Property to secure Debt at least equal in amount to that secured by the attaching Lien.

This Section 3.1 is one of the covenants eligible for the provisions of Section 8.3 of the Indenture.

SECTION 3.2          Limitations on Sale and Lease‑Back Transactions.  Subject to the following sentence, the Corporation shall not, and shall not permit any Restricted Subsidiary to, enter into a Sale‑Leaseback Transaction, unless:

(i)          the lease is between the Corporation and a Restricted Subsidiary or between Restricted Subsidiaries;

(ii)         the Corporation or such Restricted Subsidiary would be entitled, pursuant to Section 3.1, to create a Lien on the property to be leased securing Debt in an amount at least equal in amount to the Attributable Debt in respect of the Sale‑Leaseback Transaction without equally and ratably securing the outstanding Notes under Section 3.1;

(iii)        the Corporation owns or acquires other property which will be made a Principal Property and is determined by the Board of Directors of the Corporation to have a fair value equal to or greater than the Attributable Debt incurred;

(iv)        within 270 days of the effective date of the lease, the Corporation makes Capital Expenditures with respect to a Principal Property in an amount at least equal to the amount of the Attributable Debt incurred; or

(v)         the Corporation or a Restricted Subsidiary makes an optional prepayment in cash of its Debt or finance lease obligations at least equal in amount to the Attributable Debt for the lease, the prepayment is made within 270 days of the effective date of the lease, the Debt prepaid is not owned by the Corporation or a Restricted Subsidiary, the Debt prepaid is not subordinated in right of payment to any of the Notes, and the Debt prepaid was Long‑Term Debt at the time it was created.

In addition and notwithstanding the foregoing restrictions, the Corporation and any of its Restricted Subsidiaries may, without securing the Notes, enter into a Sale‑Leaseback Transaction that otherwise would be subject to the foregoing restrictions; provided that after giving effect to such Sale‑Leaseback Transaction the aggregate amount of all Debt secured by Liens that otherwise would be prohibited by Section 3.1 (for the avoidance of doubt, excluding Debt secured by a Lien permitted by any of clauses (i) through (vi) thereof), plus all Attributable Debt in respect of Sale‑Leaseback Transactions that otherwise would be prohibited by this Section 3.2 would not exceed 15% of Consolidated Net Tangible Assets.

This Section 3.2 is one of the covenants eligible for the provisions of Section 8.3 of the Indenture.

SECTION 3.3          Change of Control Repurchase Event.  If a Change of Control Repurchase Event occurs (unless the Corporation has exercised its right to redeem the Notes in full in accordance with Section 2.8 hereof), the Corporation shall make an irrevocable offer (subject to consummation of the Change of Control Repurchase Event) (a “Change of Control Offer”) to each Holder of Notes (except any such Notes in respect of which the Corporation has exercised its right of redemption in full in accordance with Section 2.8 hereof) to repurchase all or, at the election of such Holder, any part (equal to a principal amount of $2,000 or an integral multiple of $1,000 in excess thereof) of such Holder’s Notes for cash at a price equal to 101% of the principal amount of such Notes to be repurchased plus unpaid interest, if any, accrued thereon to, but excluding, the repurchase date.  Notwithstanding the foregoing, the Corporation shall pay any interest installment due on an Interest Payment Date which occurs on or prior to the repurchase date to the Holders of the Notes as of the close of business on the record date immediately preceding such Interest Payment Date.

(a)         The Corporation shall send a notice to each Holder of the Notes by first class mail, with a copy to the Trustee, within 30 days following the date upon which any Change of Control Repurchase Event has occurred, or at its option, prior to any Change of Control but after the public announcement of the pending Change of Control.  The notice shall govern the terms of the Change of Control Offer and shall describe the transaction that constitutes or may constitute the Change of Control Repurchase Event and shall irrevocably offer (subject to consummation of the Change of Control Repurchase Event) to repurchase all of such Notes on the repurchase date specified in the notice.  Subject to the following sentence, the repurchase date shall be at least 30 days but no more than 60 days from the date such notice is sent (a “Change of Control Payment Date”).  If the notice is sent prior to the date of consummation of the Change of Control, the notice shall state that the Change of Control Offer is conditioned on the Change of Control Repurchase Event occurring on or prior to the repurchase date specified in the notice.  Holders electing to have their Notes purchased pursuant to a Change of Control Offer shall be required to surrender their Notes, with the form entitled “Option of Holder to Elect Repurchase” on the reverse completed, to the Paying Agent at the address specified in the notice, or transfer their Notes to the Paying Agent by book‑entry transfer pursuant to the applicable procedures of the Paying Agent, prior to the close of business on the third Business Day prior to the Change of Control Payment Date.  The Paying Agent shall promptly send to each Holder of Notes properly tendered the repurchase price for such Notes, and the Trustee, upon the Corporation’s execution and delivery of the related Notes, shall promptly authenticate and send (or cause to be transferred by book‑entry) to each Holder a new Note equal in principal amount to any unrepurchased portion of any Notes properly tendered.

(b)         On the Change of Control Payment Date, the Corporation shall, to the extent lawful:  (i) accept for payment all properly tendered Notes or portions of Notes that have not been validly withdrawn; (ii) on or before 10:00 a.m. (New York City time) on such date, deposit with the Trustee or with the Paying Agent (other than the Corporation or an Affiliate of the Corporation) money sufficient to pay the required payment for all properly tendered Notes or portions of Notes that have not been validly withdrawn; and (iii) deliver or cause to be delivered to the Trustee the repurchased Notes, accompanied by an Officers’ Certificate stating the aggregate principal amount of repurchased Notes. The Trustee or the Paying Agent shall promptly return to the Corporation any money deposited with the Trustee or the Paying Agent by the Corporation in excess of the amounts necessary to pay the repurchase price of all Notes to be repurchased.

(c)         The Corporation shall comply with the requirements of Rule 14e‑1 under the Exchange Act, and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control Repurchase Event.  To the extent that the provisions of any securities laws or regulations conflict with the provisions of this Indenture or the Notes, the Corporation shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under this Section 3.3 or the Notes by virtue of any such conflict.

(d)         The Corporation shall not be required to make an offer to repurchase the Notes upon a Change of Control Repurchase Event if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements of this Section 3.3 and such third party purchases all Notes properly tendered and not withdrawn by the Holders thereof under its offer.

(e)          If Notes tendered in a Change of Control Offer are paid or if the Corporation has deposited with the Trustee or the Paying Agent money sufficient to pay the repurchase price of all Notes to be repurchased, on and after the repurchase date, interest shall cease to accrue on the Notes or the portions of Notes tendered and not withdrawn in a Change of Control Offer (regardless of whether certificates for such Notes are actually surrendered).  If any Security tendered in a Change of Control Offer shall not be so paid upon surrender for repurchase because of the failure of the Corporation to comply with paragraph (c) of this Section 3.3, interest shall be paid on the unpaid principal from the repurchase date until such principal is paid, and, to the extent lawful, on any interest not paid on such unpaid principal, in each case, at the rate provided in such Security.

This Section 3.3 is one of the covenants eligible for the provisions of Section 8.3 of the Indenture.

SECTION 3.4          Maintenance of Office or Agency.  In the event that certificated Notes are outstanding, then, for so long as such certificated Notes are outstanding, the Corporation shall maintain in the United States, an office or agency where certificated Notes may be presented or surrendered for payment and where certificated Notes may be surrendered for registration of transfer or exchange.  The Corporation shall give prompt written notice to the Trustee of the location, and any change in the location, of each such office or agency. If at any time the Corporation shall fail to maintain any such required office or agency or shall fail to furnish the Trustee with the address thereof, such presentations may be made or served at the corporate trust office of the Trustee, and the Corporation hereby appoints the Trustee as its agent to receive all such presentations.

ARTICLE IV

Form of Notes

SECTION 4.1          Form of Notes.  The Notes and the Trustee’s Certificate of Authentication to be endorsed thereon are to be substantially in the form set forth in Exhibit A hereto.

ARTICLE V

Original Issue of Notes

SECTION 5.1          Original Issue of Notes.  The Notes may, upon execution of this Supplemental Indenture, be executed by the Corporation and delivered to the Trustee for authentication, and the Trustee shall, upon Corporation order, authenticate and deliver Notes as in such Corporation order provided.

ARTICLE VI

Miscellaneous

SECTION 6.1          Ratification of Indenture.  The Indenture, as supplemented by this Supplemental Indenture, is in all respects ratified and confirmed, and this Supplemental Indenture shall be deemed part of the Indenture in the manner and to the extent herein and therein provided; provided, however, that, notwithstanding anything to the contrary, the provisions of this Supplemental Indenture shall apply solely with respect to the Notes (and not to any other Series of Securities). To the extent that the provisions of this Supplemental Indenture conflict with any provision of the Indenture, the provisions of this Supplemental Indenture shall govern and be controlling, with respect to the Notes (and only with respect to the Notes).

SECTION 6.2          Effect of Supplemental Indenture.  The definition of each term set forth in Article I of the Indenture is with respect to the Notes (and only with respect to the Notes) deleted and replaced in its entirety by the definition ascribed to such term in Article I of this Supplemental Indenture to the extent any such term is defined in both the Indenture and this Supplemental Indenture.

Exhibit A of this Supplemental Indenture, with respect to the Notes (and only with respect to the Notes), shall supersede and replace Exhibit A to the Indenture.

SECTION 6.3          Trustee Not Responsible for Recitals.  The recitals herein contained are made by the Corporation and not by the Trustee, and the Trustee assumes no responsibility for the correctness thereof.  The Trustee makes no representation as to the validity or sufficiency of this Supplemental Indenture.

SECTION 6.4          Governing Law.  THE LAW OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THIS SUPPLEMENTAL INDENTURE AND THE NOTES.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS SUPPLEMENTAL INDENTURE, THE NOTES OR THE TRANSACTIONS CONTEMPLATED HEREBY.

SECTION 6.5          Separability.  In case any one or more of the provisions contained in the Indenture, this Supplemental Indenture or the Notes shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of the Indenture, this Supplemental Indenture or of the Notes, but the Indenture, this Supplemental Indenture and the Notes shall be construed as if such invalid or illegal or unenforceable provision had never been contained herein or therein.

SECTION 6.6          Counterparts.  This Supplemental Indenture may be executed in any number of counterparts each of which shall be an original; but such counterparts shall together constitute but one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, all as of the day and year first above written.

MARTIN MARIETTA MATERIALS, INC.
By:	/s/ James A. J. Nickolas
Name: James A. J. Nickolas
Title: Senior Vice President and Chief Financial Officer

REGIONS BANK, AS TRUSTEE
By:	/s/ Sean Julien
Name: Sean Julien
Title: Vice President

EXHIBIT A

Form of Note

[UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR SECURITIES IN DEFINITIVE FORM, THIS SECURITY MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY OR BY THE DEPOSITARY OR ANY NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF ANY SUCCESSOR DEPOSITARY.]1

_____________________
1  Remove Global Securities Legend if inapplicable.

MARTIN MARIETTA MATERIALS, INC.
2.500% SENIOR NOTES DUE 2030

No. ____	CUSIP: 573284 AV8
ISIN: US573284AV89

Martin Marietta Materials, Inc., a North Carolina corporation, promises to pay to Cede & Co., or registered assigns, the principal amount of __________________ Dollars ($________) on March 15, 2030, or such other amount as provided on the “Schedule of Principal Amount” attached hereto.

Interest Payment Dates: March 15 and September 15, beginning on [ ]

Record Dates: 15th calendar day immediately preceding the applicable Interest Payment Date

Reference is made to further provisions of this Note set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as set forth at this place.

Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse hereof by manual signature, the Holder of this Note shall not be entitled to any benefits under the Indenture referred to on the reverse hereof or be valid or obligatory for any purpose.

In WITNESS WHEREOF, the Corporation has caused this instrument to be duly executed.

Dated [                  ]

MARTIN MARIETTA MATERIALS, INC. as Issuer
By:
Authorized Signatory

TRUSTEE’S CERTIFICATE OF AUTHENTICATION
This is one of the Notes
referred to in the within‑mentioned Supplemental Indenture:
Dated [                  ]

REGIONS BANK, as Trustee
By:
Authorized Signatory

(Reverse of Note)
2.500% Senior Notes due 2030
MARTIN MARIETTA MATERIALS, INC.

Capitalized terms used herein shall have the meanings assigned to them in the Indenture (as supplemented by the Supplemental Indenture) referred to below unless otherwise indicated.

(1)          Interest.  Martin Marietta Materials, Inc., a North Carolina corporation, or its successor (the “Corporation”), promises to pay interest on the outstanding principal amount of this Note at the fixed rate per annum shown above, and at the same rate on any overdue principal or overdue installment of interest to the extent lawful.  The Corporation shall pay interest in United States dollars semiannually in arrears on March 15 and September 15 of each year, commencing on [         ] (each, an “Interest Payment Date”), except as provided in Section 10.7 of the Indenture with respect to an Interest Payment Date that is not a Business Day.  Interest on this Note shall accrue from, and including, the most recent date to which interest has been paid or, if no interest has been paid, from and including [         ].  Interest shall be computed on the basis of a 360‑day year comprised of twelve 30‑day months.

(2)          Method of Payment.  The Corporation shall pay interest on this Note on the applicable Interest Payment Date to the Persons who are Holders of this Note at the close of business on the 15th calendar day immediately preceding such Interest Payment Date, whether or not such 15th calendar day is a Business Day, even if this Note is cancelled after such regular record date and on or before such Interest Payment Date, except as provided in Section 2.13 of the Indenture with respect to defaulted interest.  This Note shall be payable as to principal, premium and interest at the office or agency of the Corporation maintained for such purpose within the Borough of Manhattan, The City and State of New York; provided that (a) payment by wire transfer of immediately available funds shall be required with respect to principal of, premium, if any, and interest on, all Global Securities and (b) at the option of the Corporation, payment of interest on an Interest Payment Date may be made by check mailed to a Holder’s address.  Such payment shall be in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.

Any payments of principal of, premium, if any, and interest on this Note prior to the Stated Maturity Date shall be binding upon all future Holders of this Note, whether or not noted hereon.  The amount due and payable at the maturity or earlier redemption or repurchase of this Note shall be payable only upon presentation and surrender of this Note at an office of the Trustee or the Trustee’s agent appointed for such purposes.

(3)          Paying Agent and Registrar.  Initially, the Trustee under the Indenture shall act as Paying Agent and Registrar.  The Corporation may change any Paying Agent or Registrar for any reason, without notice to any Holder.  The Corporation or any of its Subsidiaries may act in any such capacity.

(4)          Indenture.  The Corporation issued this Note under an Indenture dated as of May 22, 2017 (the “Indenture”) as supplemented by the Third Supplemental Indenture dated as of March 16, 2020 (the “Supplemental Indenture”), between the Corporation and the Trustee.  The terms of this Note include those stated in the Indenture (as supplemented by the Supplemental Indenture) and those made a part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (15 U.S. Code §§ 77aaa‑77bbbb) (the “TIA”).  To the extent the provisions of this Note are inconsistent with the provisions of the Indenture (as supplemented by the Supplemental Indenture), the Indenture (as supplemented by the Supplemental Indenture) shall govern.  This Note is subject to all such terms, and Holders are referred to the Indenture, the Supplemental Indenture and the TIA for a statement of such terms.  The Notes issued on the Issue Date of the Notes are senior unsecured obligations of the Corporation initially limited to $________ aggregate principal amount.  The Indenture (as supplemented by the Supplemental Indenture) permits the issuance of additional Notes subject to compliance with certain conditions.

(5)          Denominations, Transfer, Exchange.  The Notes are in registered form without coupons in initial denominations of $2,000 and integral multiples of $1,000 in excess thereof.  The transfer of the Notes may be registered and the Notes may be exchanged as provided in the Indenture.  The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Corporation may require a Holder to pay any taxes and expenses required by law or permitted by the Indenture.  The Corporation need not exchange or register the transfer of any Note or portion of a Note selected for optional redemption, except for the unredeemed portion of any Note being redeemed in part pursuant to an optional redemption.  Also, it need not exchange or register the transfer of any Notes for a period of 15 days before a selection of Notes to be redeemed pursuant to an optional redemption or during the period between a regular record date and the corresponding Interest Payment Date.

(6)          Change of Control Repurchase Event.  This Note shall be subject to repurchase at the option of Holders under the circumstances specified in Section 3.3 of the Supplemental Indenture.

(7)          Optional Redemption.  This Note shall be subject to optional redemption in accordance with Section 2.8 of the Supplemental Indenture.

(8)          Persons Deemed Owners.  The Holder of this Note may be treated as its owner for all purposes.

(9)          Trustee Dealings with the Corporation.  The Trustee, in its individual or any other capacity, may make loans to, accept deposits from, and perform services for the Corporation or its Affiliates, and may otherwise deal with the Corporation or its Affiliates, as if it were not the Trustee.

(10)          No Recourse Against Others.  No director, officer, employee or stockholder, past, present or future, of the Corporation or any of its Subsidiaries, as such or in such capacity, shall have any personal liability for any obligations of the Corporation under the Notes, the Supplemental Indenture or the Indenture by reason of his, her or its status as such director, officer, employee or stockholder.

No recourse may, to the full extent permitted by applicable law, be taken, directly or indirectly, with respect to the obligations of the Corporation on the Notes or under the Indenture, Supplemental Indenture or any related documents, any certificate or other writing delivered in connection therewith, against (i) the Trustee in its individual capacity, or (ii) any partner, owner, beneficiary, officer, director, employee, agent, successor or assign of the Trustee, each in its individual capacity, or (iii) any holder of equity in the Trustee.

Each Holder of Notes by accepting a Note waives and releases all such liability.  The waiver and release are part of the consideration for the issuance of the Notes.

(11)          Authentication.  This Note shall not be valid until authenticated by the manual signature of the Trustee or an authenticating agent.

(12)          Abbreviations.  Customary abbreviations may be used in the name of a Holder or an assignee, such as:  TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian), and U/G/M/A (= Uniform Gifts to Minors Act).

(13)          CUSIP, ISIN Numbers.  Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Corporation has caused CUSIP and ISIN numbers to be printed on this Note and the Trustee may use CUSIP, ISIN or other similar numbers in notices of redemption as a convenience to the Holders.  No representation is made as to the accuracy of such numbers either as printed on this Note or as contained in any notice of redemption and reliance may be placed only on the other identification numbers placed thereon.

(14)          THE LAW OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THE INDENTURE AND THE NOTES.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THE INDENTURE, THE NOTES OR THE TRANSACTIONS CONTEMPLATED HEREBY.

The Corporation shall furnish to any Holder upon written request and without charge a copy of the Indenture.  Requests may be made to:

Martin Marietta Materials, Inc.
2710 Wycliff Road
Raleigh, North Carolina 27607
Attention: General Counsel

ASSIGNMENT FORM

To assign this Note, fill in the form below:  (I) or (we) assign and transfer this Note to

(Insert assignee’s soc. sec. or tax I.D. no.)

(Print or type assignee’s name, address and zip code)

and irrevocably appoint

to transfer this Note on the books of the Corporation. The agent may substitute another to act for him.

Date:

Your Signature:
(Sign exactly as your name appears on the
face of this Note)

Signature guarantee:

(Signature must be guaranteed by a participant in a recognized signature guarantee medallion program)

OPTION OF HOLDER TO ELECT REPURCHASE

If you want to elect to have this Note repurchased by the Corporation pursuant to Section 3.3 (“Change of Control Repurchase Event”) of the Supplemental Indenture, check the box below:

[   ] Section 3.3

If you want to elect to have only part of this Note repurchased by the Corporation pursuant to Section 3.3 of the Supplemental Indenture, state the amount (in denominations of $2,000 and integral multiples of $1,000 in excess thereof) you elect to have repurchased:

$_____________________

Date:	Your Signature:
(Sign exactly as your name appears on this Note)

Tax Identification Number:

Signature guarantee:

(Signature must be guaranteed by a participant in a recognized signature guarantee medallion program)

SCHEDULE A

SCHEDULE OF PRINCIPAL AMOUNT

The initial principal amount at maturity of this Note shall be $________. The following decreases (or increases) in the principal amount at maturity of this Note have been made:

Date of Decrease (or Increase)	Amount of Decrease in Principal Amount of This Global Note	Amount of Increase in Principal Amount of This Global Note	Principal Amount of This Global Note Following Such Decrease (or Increase)	Signature of Authorized Signatory of Trustee or Note Custodian